UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Sirius XM Radio Inc.
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NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	9:00 a.m., New York City time, on Tuesday, May 22, 2012

Place:	The Auditorium The Equitable Center 787 Seventh Avenue New York, New York 10019

Items of Business:	1. To elect the eight directors listed herein;

2. To ratify the appointment of KPMG LLP as our independent registered public accountants for 2012; and

3. To transact any other business properly coming before the annual meeting and any adjournments thereof.

Who may Vote:	Stockholders of record at the close of business on April 2, 2012.

Important Notice Regarding the Date of Availability of Proxy Materials for the Stockholder Meeting to be Held on Tuesday, May 22, 2012:	We are pleased to be using the Securities and Exchange Commission’s rules that allow companies to furnish proxy materials to their stockholders over the Internet. In accordance with these rules, we sent stockholders of record at the close of business on April 2, 2012, a Notice of Internet Availability of Proxy Materials (Notice) or a full set of proxy materials on or about April 12, 2012. The Notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2011 over the Internet and how to vote.

Whether or not you expect to attend in person, we urge you to vote your shares over the Internet, by phone, or by signing, dating, and returning a proxy card at your earliest convenience.

Voting over the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. By using the Internet or telephone, you help us reduce postage, printing and proxy tabulation costs. If you received a paper copy of the proxy materials, please do not return the enclosed paper ballot if you are voting over the Internet or by telephone.

By Order of the Board of Directors,

PATRICK L. DONNELLY

Executive Vice President, General Counsel and Secretary

New York, New York

April 12, 2012

i

ii

1221 Avenue of the Americas

36th Floor

New York, New York 10020

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of stockholders of Sirius XM Radio Inc. to be held on Tuesday, May 22, 2012, beginning at 9:00 a.m., New York City time, in The Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York 10019, and at any postponements or adjournments thereof. This proxy statement is being distributed or made available, as the case may be, to stockholders on or about April 12, 2012.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of 2012 Annual Meeting of Stockholders, including:

•

the election of eight directors (the “Common Stock Directors”) to our board (Joan L. Amble, Leon D. Black, Lawrence F. Gilberti, Eddy W. Hartenstein, James P. Holden, Mel Karmazin, James F. Mooney and Jack Shaw these eight nominees are referred to as the “Common Stock Director Nominees”), which will be voted upon by the holders of our common stock;

•

the ratification of the appointment of KPMG LLP as our independent registered public accountants, which will be voted upon by the holders of our common stock and our Series B-1 Preferred Stock, voting together as a single class; and

•	such other business that may properly be conducted at the annual meeting or any adjournment or postponement thereof.

An affiliate of Liberty Media Corporation owns all of the outstanding shares of our Series B-1 Preferred Stock. That holder of the Series B-1 Preferred Stock does not have the right to vote with the holders of our common stock to elect the Common Stock Directors at the annual meeting. Instead, the Series B-1 Preferred Stock is entitled to designate and elect members of our board of directors proportional to its interest in the company (the “Preferred Stock Directors”). John C. Malone, Gregory B. Maffei and David J.A. Flowers were first elected to our board of directors in 2009 as Preferred Stock Directors. Vanessa A. Wittman and Carl E. Vogel were elected to our board of directors in 2011 as Preferred Stock Directors.

At the annual meeting, management will also report on our performance and respond to appropriate questions from stockholders.

What are the voting rights of the holders of our common stock and our preferred stock?

Each holder of our common stock is entitled to one vote per share of common stock on all matters to be acted upon at the annual meeting.

The holder of our Series B-1 Preferred Stock does not have the right to vote with the holders of our common stock to elect the Common Stock Directors at the annual meeting. On all other matters submitted to a vote of the holders of our common stock, the holder of our Series B-1 Preferred Stock is entitled to slightly less than 207 votes per share of Series B-1 Preferred Stock, voting together with the holders of our common stock as a single class. On the Record Date, 3,788,436,591 shares of our common stock were outstanding. In addition, 12,500,000 shares of our Series B-1 Preferred Stock, representing aggregate voting power of 2,586,976,762 shares of common stock, were outstanding.

As of April 2, 2012 (the “Record Date”), holders of our common stock held approximately 60% of the general voting power, and holders of our Series B-1 Preferred Stock held approximately 40% of the general voting power. General voting power refers to all securities entitled to vote at the annual meeting. With respect to an individual proposal, voting power refers to all securities entitled to vote on that proposal.

What vote is required to approve each item?

Assuming the presence of a quorum, the Common Stock Directors will be elected by the holders of a plurality of the voting power of our common stock present in person or represented by proxy and entitled to vote. This means that the eight Common Stock Director Nominees who receive the most votes cast by the holders of shares of our common stock will be elected. You may vote “For” or “Withhold” with respect to each Common Stock Director Nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. Votes that are withheld will not have any effect on the outcome of the election of the Common Stock Directors. Broker non-votes will have no effect on the outcome of the election of the Common Stock Directors.

The affirmative vote of the holders of a majority of the voting power of our common stock and our Series B-1 Preferred Stock, voting together as a single class, present in person or represented by proxy, and entitled to vote on the matter is required for any other proposal, including the ratification of the appointment of KPMG LLP as our independent registered public accountants. You may vote “For,” “Against” or “Abstain” with respect to the ratification of the appointment of KPMG LLP as our independent registered public accountants. For proposals, other than the election of directors, any “Abstain” vote will have the same effect as a vote against the proposal.

When will voting results be available?

We will announce preliminary voting results at the annual meeting. We will report final results in a Current Report on Form 8-K filed with the SEC shortly after the annual meeting.

Who can attend the annual meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:30 a.m., New York City time.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the issued and outstanding shares of our common stock and our Series B-1 Preferred Stock entitled to vote at the annual meeting is necessary to constitute a quorum to transact business at the annual meeting. If a quorum is not present or represented at the annual meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the annual meeting from time to time without notice or other announcement until a quorum is present or represented. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

What is a broker non-vote?

A broker non-vote occurs if you hold shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have the discretionary authority to vote on such proposal. A broker is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accountants, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holders of such shares, a broker will not be entitled to vote shares held for a beneficial holder on certain non-routine items, such as the election of Common Stock Directors. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Item 1 (election of the eight directors listed herein) is counted.

What if I don’t return my proxy card and don’t attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.

If you are a beneficial owner (that is, you hold your shares through your broker, bank or other nominee) and you do not provide voting instructions to your broker, bank or other nominee with respect to Item 1 (election of directors), your shares will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough shares are present or represented to hold the annual meeting.

How do I vote?

Stockholders of record can vote as follows:

•

By Internet:    Stockholders may vote over the Internet at www.proxyvoting.com/siri by following the instructions included on your Notice or proxy card. You will need the 11-digit Control Number included on the Notice or proxy card to obtain your records and to create an electronic voting instruction form.

•

By Telephone:    Stockholders may vote by telephone 1-866-540-5760 by following the instructions included with your proxy card. You will need the 11-digit Control Number included on the proxy card in order to vote by telephone.

•

By Mail:    Stockholders who received a proxy card along with a proxy statement from us or requested a proxy card from us, may sign, date and return their proxy cards in the pre-addressed, postage-paid envelope that is provided.

•	At the Meeting: If you attend the annual meeting, you may vote in person by ballot, even if you have previously returned a proxy card or otherwise voted.

If your shares are held in “street name,” you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions. The deadline for voting by telephone or electronically is 11:59 p.m., New York City time, on Monday, May 21, 2012. Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 21, 2012. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the institution that holds their shares.

What is householding?

As permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and annual report or Notice is being delivered to stockholders residing at the same address, unless the stockholders have notified us of their desire to receive multiple copies of our proxy statement. This is known as householding.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this year’s or future years’ proxy materials should be directed to: Sirius XM Radio Inc., Attention: Corporate Secretary, 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Requests can also be made by telephone by calling (212) 584-5100.

Stockholders of record residing at the same address and currently receiving multiple copies of this proxy statement may contact our Corporate Secretary (in writing or by phone at the contact information indicated above) to request that only a single copy of our proxy statement be mailed in the future.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by:

•	Notifying our Corporate Secretary in writing at Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020 that you are revoking your proxy;

•	Executing and delivering a later dated proxy card or submitting a later dated vote by telephone or the Internet; or

•	Attending the annual meeting, revoking your proxy and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the annual meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Who will count the votes?

A representative of Computershare will tabulate the votes and act as inspector of elections.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. We are soliciting your vote so that all shares of our stock may be voted at the annual meeting.

Whom am I designating as my proxy?

You will be designating Patrick L. Donnelly, our Executive Vice President, General Counsel and Secretary, and Ruth A. Ziegler, our Senior Vice President and Deputy General Counsel, as your proxies. However, you may appoint a person (who need not be a stockholder) other than Patrick L. Donnelly and Ruth A. Ziegler to represent you at the meeting by completing another proper proxy.

How will my proxy vote my shares?

Your proxy will vote your shares according to your instructions. If you complete your proxy card but do not indicate how you would like your shares voted, your proxy will vote in accordance with the recommendation of our board of directors.

Who is soliciting my proxy, and who will pay for the costs of the solicitation?

SIRIUS XM is soliciting your proxy. The cost of soliciting proxies will be borne by SIRIUS XM, which has engaged MacKenzie Partners, Inc. to assist in the distribution and solicitation of proxies. We have agreed to pay

MacKenzie $10,000 and reimburse the firm for its reasonable out-of-pocket expenses. We will also reimburse brokerage firms, banks and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Our directors, officers and employees may solicit proxies on our behalf by telephone or in writing.

When, and how, do I submit a proposal for next year’s annual meeting of stockholders?

Under the SEC’s rules and regulations, any stockholder desiring to submit a proposal to be included in our 2013 proxy statement must submit such proposal to us in writing at our principal executive offices located at: 1221 Avenue of the Americas, 36th Floor, New York, New York 10020, to the attention of the Corporate Secretary, no later than the close of business on December 13, 2012.

Our By-laws provide for advance notice provisions. The By-laws require the timely notice of certain information to be provided by any stockholder who proposes director nominations or any other business for consideration at a stockholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed above and in the By-laws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a stockholders’ meeting must be received by our Corporate Secretary at our principal executive offices not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2013 Annual Meeting of Stockholders, such a proposal must be received by the Corporate Secretary on or after February 21, 2013 but no later than March 13, 2013. In the event that the date of the 2013 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2012 Annual Meeting of Stockholders, notice must be delivered no earlier than the 90th day prior to the 2013 Annual Meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2013 Annual Meeting of Stockholders is first made. In addition, the date for timely notice specified in this paragraph shall be the earlier of the date calculated above or the date specified in paragraph (c)(1) of Rule 14a-4 of the Exchange Act.

ITEM 1 — ELECTION OF COMMON STOCK DIRECTORS

Eight Common Stock Directors will be elected at the annual meeting. Currently, there are thirteen members of our board of directors — eight Common Stock Directors and five Preferred Stock Directors. John C. Malone, Gregory B. Maffei, David J.A. Flowers, Vanessa A. Wittman and Carl E. Vogel have been elected as Preferred Stock Directors. The Nominating and Corporate Governance Committee of our board of directors has nominated the eight Common Stock Director Nominees listed below after consideration of such individual’s qualifications, contributions to the company and other reasons discussed in this proxy statement.

The Nominating and Corporate Governance Committee believes that a well functioning board includes a diverse group of individuals that bring a variety of complementary skills and experiences. Although our board of directors does not have a formal policy with regard to the consideration of diversity in identifying directors, diversity is one of the factors that the Nominating and Corporate Governance Committee may, pursuant to its charter, take into account in identifying director candidates. The Nominating and Corporate Governance Committee generally considers each Common Stock Director Nominee in the broad context of the overall composition of our board of directors with a view toward constituting a board that, as a body, possesses the appropriate mix of skills and experience to oversee our business. The experience, qualifications, attributes, or skills that led the Nominating and Corporate Governance Committee to conclude that our Common Stock Director Nominees should serve on the board are generally described in the biographical information below. The experience, qualifications, attributes or skills of the Preferred Stock Directors are also described below.

Set forth below are the eight Common Stock Director Nominees to be elected by the holders of our common stock to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified and the five Preferred Stock Directors that will serve until their respective successors have been duly elected and qualified pursuant to the Certificate of Designations for the Series B-1 Preferred Stock.

To be elected as a director, each Common Stock Director Nominee must receive a plurality of the votes cast by the holders of our common stock.

Should any Common Stock Director Nominee become unable or unwilling to accept election, the proxy holders may vote the proxies for the election, in his or her stead, of any other person our board of directors may nominate or designate. Each Common Stock Director Nominee has expressed his or her intention to serve as a director if elected.

Biographical information about this year’s nominees:

Common Stock Director Nominees

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Joan L. Amble	58

Ms. Amble has been a director since July 2008. From December 2006 until the closing of our merger with XM Satellite Radio Holdings Inc. (“XM”) in July 2008, Ms. Amble served as a director of XM. From May 2011 to December 2011, Ms. Amble was the Executive Vice President, Finance for the American Express Company and also served as Executive Vice President and Corporate Comptroller from December 2003 until May 2011. Prior to joining American Express, Ms. Amble served as Chief Operating Officer and Chief Financial Officer of GE Capital Markets, a service business within GE Capital Services, Inc., overseeing securitizations, debt placement and syndication, as well as structured equity transactions. From 1994 to March 2003, Ms. Amble served as vice president and controller for GE Capital. Ms. Amble also serves as a member of the board of directors of Brown-Forman Corporation. Ms. Amble also served as a director at Broadcom during the last five years.

Key Attributes, Experience and Skills:

Ms. Amble has extensive experience in financial reporting, including experience with the rules of the Securities and Exchange Commission, based, in part, on her experience at the Financial Accounting Standards Board and General Electric Company. Ms. Amble also has significant experience in areas of: financial controls; Sarbanes-Oxley Act compliance; operations; risk management; six sigma quality; and consumer oriented subscription businesses.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Leon D. Black	60

Mr. Black has been a director since June 2001. Mr. Black is the Chairman of the Board, Chief Executive Officer and a Director of Apollo Global Management, LLC and a Managing Partner of Apollo Management, L.P. which he founded in 1990 to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts, and taking minority positions in growth oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as Managing Director, head of the Mergers & Acquisitions Group and co-head of the Corporate Finance Department. He serves on the boards of directors of Apollo Global Management, LLC and the general partner of AP Alternative Assets. Mr. Black is a trustee of The Museum of Modem Art, Mt. Sinai Hospital, The Metropolitan Museum of Art and The Asia Society. He is also a member of The Council on Foreign Relations and The Partnership for New York City. Mr. Black is also a member of the boards of FasterCures and the Port Authority Task Force. During the last five years, Mr. Black served as a director of United Rentals and was a member of the National Advisory Board of JPMorganChase.

Key Attributes, Experience and Skills:

Mr. Black’s experience in corporate finance is well renowned. He has extensive experience in arranging and structuring financings for enterprises worldwide, particularly enterprises with credit profiles similar to ours. In addition, Mr. Black’s experience in the private equity industry brings a long-term strategic perspective to the board’s deliberations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Lawrence F. Gilberti	61

Mr. Gilberti has been a director since September 1993. Since June 2000, Mr. Gilberti has been a partner in the law firm of Reed Smith LLP.

Key Attributes, Experience and Skills:

Mr. Gilberti has served on our board since 1993, shortly after our founding. He brings a range of institutional knowledge and experience to the board in evaluating business proposals, assessing risks and critiquing alternatives.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Eddy W. Hartenstein	61

Mr. Hartenstein has been a director since July 2008 and has served as the chairman of our board since November 2009. From May 2005 until the closing of the merger with XM in July 2008, Mr. Hartenstein served as a director of XM. Mr. Hartenstein is the Publisher and CEO of the Los Angeles Times and has served in that position since August 2008. He is also President and CEO of the Tribune Company, a position he has held since May 2011. Mr. Hartenstein was the Vice Chairman and a member of the board of directors of The DIRECTV Group, Inc. (formerly Hughes Electronics Corporation) from December 2003 until his retirement in December 2004. Mr. Hartenstein served as Chairman and CEO of DIRECTV, Inc. from late 2001 to 2004 and as President of DIRECTV, Inc. from its inception in 1990 to 2001. Prior to 1990, Mr. Hartenstein served in various capacities for Hughes Communications, Inc. and Equatorial Communications Services Company. Mr. Hartenstein also serves as a member of the board of directors of SanDisk Corporation, The City of Hope and Broadcom, Inc. Mr. Hartenstein also served as a director at Thomson Multimedia during the last five years.

Key Attributes, Experience and Skills:

As the former Chief Executive Officer of DIRECTV, Mr. Hartenstein has extensive experience in building, managing, marketing and operating a satellite service. He brings direct and highly relevant expertise to the board in such areas as: the construction and procurement of satellites, managing a large consumer subscriber base, consumer marketing, and the design and implementation of systems necessary to support a growing and dynamic consumer-oriented business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James P. Holden	59

Mr. Holden has been a director since August 2001. From October 1999 until November 2000, Mr. Holden was the President and Chief Executive Officer of DaimlerChrysler Corporation, one of the world’s largest automakers. Prior to being appointed President in 1999, Mr. Holden held numerous senior positions within Chrysler Corporation during his 19-year career at the company. Mr. Holden is a director of Speedway MotorSports, Inc., and the Lead Director of Snap-On Incorporated. Mr. Holden has also served as a director at Motors Liquidation Corporation, Meridian Automotive and SMobile Systems during the last five years.

Key Attributes, Experience and Skills:

Mr. Holden has spent his career in the automotive business which is a key market for our services. Mr. Holden’s perspective on and knowledge of the workings, business and product planning processes, and individuals in the automotive industry are significant assets to the board and its deliberations.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Mel Karmazin	68

Mr. Karmazin has served as our Chief Executive Officer and a member of our board of directors since November 2004. Prior to joining us, Mr. Karmazin was President and Chief Operating Officer and a member of the board of directors of Viacom Inc. from May 2000 until June 2004. Prior to joining Viacom, Mr. Karmazin was President and Chief Executive Officer of CBS Corporation from January 1999 and a director of CBS Corporation from 1997 until its merger with Viacom in May 2000. He was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from May 1997 to April 1998. Prior to joining CBS Corporation, Mr. Karmazin served as President and Chief Executive Officer of Infinity Broadcasting Corporation.

Key Attributes, Experience and Skills:

Mr. Karmazin has spent his career in the media and entertainment industry, with particularly relevant experience in radio. Mr. Karmazin’s expertise in general management, finance and strategic planning is extremely valuable; in particular, his radio experience and his skills in the areas of revenue maximization, cost control, music and talk programming as well as government, public and investor relations position him uniquely to serve as a director. As our Chief Executive Officer, Mr. Karmazin provides the board not only with knowledge of our daily workings, but also with the essential experience, insight and expertise that can be provided only by a person who is intimately involved in running our business.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
James F. Mooney	57

Mr. Mooney has been a director since July 2003. Mr. Mooney is a director and chairman of the board of directors of Virgin Media Inc., a U.K. entertainment and communications business, and has served in that role since March 2003. From December 2004 to December 2007, Mr. Mooney was the chairman of the board of directors of RCN Corporation, a provider of bundled telephone, cable and high speed internet services. From April 2001 to September 2002, Mr. Mooney was the Executive Vice President and Chief Operating Officer of Nextel Communications Inc., a provider of wireless communications services. From January 2000 to January 2001, Mr. Mooney was the Chief Executive Officer and Chief Operating Officer of Tradeout Inc., an asset management firm owned jointly by General Electric Capital, Ebay Inc. and Benchmark Capital. From March 1999 to January 2000, Mr. Mooney was the Chief Financial Officer/Chief Operating Officer at Baan Company, a business management software provider. From 1980 until 1999, Mr. Mooney held a number of positions with IBM Corporation, including Chief Financial Officer of the Americas. Mr. Mooney is a member of the board of directors of Sidera Networks, LLC, a provider of high capacity communications services to carrier and enterprise customers.

Key Attributes, Experience and Skills:

Mr. Mooney has had a varied career in industries ranging from computer products to telecommunications. His diverse experience is very useful in our business and budget planning process, in analyzing subscriber growth and its trends and subscriber churn, assessing marketing opportunities, evaluating personnel and compensation, assessing financing alternatives, and assessing and evaluating our long-term business plans.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Jack Shaw	73

Mr. Shaw has been a director since July 2008. From May 1997 until the closing of the merger with XM in July 2008, Mr. Shaw served as a director of XM. Mr. Shaw served as Chief Executive Officer of Hughes Electronics Corporation from January 2000 until his retirement in December 2003 and served as Chief Executive Officer and Chairman of Hughes Network Systems, Inc. from 1987 and 1988, respectively, through January 2000. Previously, Mr. Shaw held senior management positions with companies including ITT Space Communications, Inc., Digital Communications Corporation and M/A-Com Telecommunications, Inc., which was acquired by Hughes Electronics Corporation in 1987. Mr. Shaw is a member of the Board of Directors of Globecomm Systems, Inc.

Key Attributes, Experience and Skills:

As the retired Chief Executive Officer of Hughes Electronics, Mr. Shaw has broad experience in satellite systems and telecommunications infrastructures. This experience, together with his general management expertise, assists the board in evaluating satellite procurement programs, satellite insurance and redundancy proposals, and long-term network planning projects.

Preferred Stock Directors

Name	Age	Position, Principal Occupation, Business Experience and Directorships
John C. Malone	71

Mr. Malone has been a director since April 2009. Mr. Malone has served as the Chairman of the Board and a director of Liberty Interactive Corporation, formerly known as Liberty Media Corporation, since September 2011 to present. Mr. Malone has also served as Chairman of the Board and a director of Liberty Media Corporation or its predecessors (as applicable, “Liberty Media”) since Liberty Media’s inception in 1994. Mr. Malone also served as Liberty Media’s Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (“TCI”), a cable television company that was Liberty Media’s former parent company, from November 1996 until March 1999, when TCI was acquired by AT&T, and as Chief Executive Officer of TCI from January 1994 to March 1997. Mr. Malone has served as Chairman of the Board of Liberty Global, Inc. (“LGI”) since June 2005, and served as Chairman of the Board of LGI’s predecessor, Liberty Media International, Inc., from March 2004 to June 2005. Mr. Malone served as a director of UnitedGlobalCom, Inc., now a subsidiary of LGI, from January 2002 to June 2005. Mr. Malone served as Chairman of the Board of DIRECTV from November 2009 to June 2010 and as Chairman of the Board of DIRECTV’s predecessor, The DIRECTV Group, Inc. (“DTVG”), from February 2008 to November 2009. Mr. Malone has served as a director of Discovery Communications, Inc. since September 2008 and served as Chairman of the Board of its predecessor, Discovery Holding Company (“DHC”), from March 2005 to September 2008, and as a director of DHC from May 2005 to September 2008. Mr. Malone has served as a director of (i) Expedia, Inc. since August 2005, and (ii) Ascent Media Corporation since January 2010. Mr. Malone served as a director of (i) Live Nation Entertainment, Inc. from January 2010 to February 2011, (ii) InterActiveCorp from May 2006 to June 2010, (iii) The Bank of New York Company, Inc. from June 2005 to April 2007 and (iv) Cablevision Systems Corp. from March 2005 to June 2005.

Key Attributes, Experience and Skills:

Mr. Malone co-founded Liberty Media and is considered by many to be one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Gregory B. Maffei	51

Mr. Maffei has been a director since March 2009. Mr. Maffei has served as President, CEO and as a director of Liberty Interactive Corporation, formerly known as Liberty Media Corporation, since September 2011 to present. Mr. Maffei also served as a director of Liberty Media Corporation or its predecessors (as applicable, “Liberty Media”) since November 2005, and as its CEO-Elect from November 2005 through February 2006. Prior to joining Liberty Media, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation during 2005 and as Chairman and Chief Executive Officer of 360networks Corporation from 2000 until 2005. Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000. Mr. Maffei has served as a director of Electronic Arts, Inc. since June 2003. Mr. Maffei served as a director of DIRECTV from November 2009 to June 2010 and as a director of its predecessor, DTVG, from February 2008 to November 2009. Mr. Maffei served as a director of Expedia, Inc. from 1999 to 2003, and as a director of Starbucks Corporation from 1999 to 2006. Mr. Maffei was also Chairman of the Board of Expedia, Inc. from 1999 to 2002.

Key Attributes, Experience and Skills:

Mr. Maffei brings to the board significant financial and operational experience based on his senior policy making positions at Liberty Media, Oracle, 360networks and Microsoft and his other public company experience.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
David J.A. Flowers	57

Mr. Flowers has been a director since April 2009. Mr. Flowers has served as a Senior Vice President of Liberty Interactive Corporation, formerly known as Liberty Media Corporation, since October 2000 and served as its Treasurer from April 1997 to October 2011. He was a Vice President of Liberty Media from June 1995 to October 2000. Mr. Flowers has served as a director of Interval Leisure Group, Inc. since August 2008.

Key Attributes, Experience and Skills:

Mr. Flowers brings to the board significant financial, investment and public company experience as a senior finance executive of a large public company.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Carl E. Vogel	54

Mr. Vogel has been a director since April 2011. Mr. Vogel is currently a member of the board of directors of Dish Network Corporation, a satellite television provider, and a senior advisor to its Chairman, CEO and President. He served as President of Dish Network Corporation from September 2006 until February 2008 and served as Vice Chairman from June 2005 until March 2009. From October 2007 until March 2009, Mr. Vogel served as the Vice Chairman of the board of directors of, and as a Senior Advisor to, EchoStar Communications Corporation. From 2001 until 2005, Mr. Vogel served as the President and CEO of Charter Communications Inc., a cable television and broadband services provider. Prior to joining Charter, Mr. Vogel worked as an executive officer in various capacities for companies affiliated with Liberty Media. Mr. Vogel is a member of the boards of directors and audit committees of Shaw Communications, Inc., a diversified communications company providing broadband cable and direct-to-home satellite services in Canada, Universal Electronics, Inc., a provider of wireless control technology for connected homes, NextWave Wireless Inc., a wireless technology company that develops, produces, and markets mobile multimedia and consumer electronic solutions, and is a member of the board of directors, audit committee and executive committee of Ascent Media Corporation.

Key Attributes, Experience and Skills:

Mr. Vogel brings executive level leadership experience in the communications industry as a result of his high level executive roles at Dish Network Corporation, Charter Communications Inc. and Liberty Media. Mr. Vogel also has extensive experience in reviewing financial statements as a result of his background as a certified public accountant and his role as a chief executive and senior finance executive of public companies.

Name	Age	Position, Principal Occupation, Business Experience and Directorships
Vanessa A. Wittman	44

Ms. Wittman has been a director since April 2011. Ms. Wittman recently accepted a senior position at Google Inc. From September 2008 to March 2012, she served as Executive Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc., a professional services company providing advice and solutions in the areas of risk, strategy, and human capital. Prior to joining Marsh & McLennan, Ms. Wittman was Chief Financial Officer and Executive Vice President of Adelphia Communications Corp., a cable television company, from 2003 to 2007. Prior to Adelphia, Ms. Wittman served as Chief Financial Officer of 360networks, a wholesale provider of telecommunications services. She also has held positions with Microsoft, Metricom Inc. and Morgan Stanley & Co. Incorporated. Ms. Wittman served as a director of kgb, an independent provider of directory assistance and enhanced information services, and Infospace, an internet search services company.

Key Attributes, Experience and Skills:

Ms. Wittman has been the Chief Financial Officer of various public companies since 1997. She has held senior positions in multi-national companies throughout her career. She also has been a director at several companies, including serving as audit committee chair for a public company.

The board of directors unanimously recommends a vote “FOR” the election of each of the Common Stock Director Nominees named above.

What are the responsibilities of the board of directors?

The business and affairs of our company are managed by or under the direction of our board of directors. Our board oversees senior management selection and compensation, monitors overall corporate performance and ensures the integrity of our financial controls. Our board of directors also oversees our strategic and business planning processes.

How are nominees for the board of directors selected?

Our Nominating and Corporate Governance Committee reviews possible candidates to be Common Stock Directors and is responsible for overseeing matters of corporate governance, including the evaluation of performance and practices of the board of directors, the board’s committees, management succession plans and executive resources. The Nominating and Corporate Governance Committee considers suggestions from many sources, including stockholders, for possible Common Stock Directors. Such suggestions, together with appropriate biographical and other information required pursuant to our By-laws, should be submitted to our Corporate Secretary, Sirius XM Radio Inc., 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Candidates who are suggested by our stockholders are evaluated by the Nominating and Corporate Governance Committee in the same manner as are other possible candidates to be Common Stock Directors. During 2011, our board of directors did not retain any third parties to assist in the process of identifying and evaluating potential nominees to be Common Stock Directors.

In its assessment of each potential candidate, including those recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the board of directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert,” as that term is defined by the rules of the SEC), local or community ties, and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and related industries, independence of thought and an ability to work collegially. The Nominating and Corporate Governance Committee also may consider the extent to which a candidate would fill a present need on the board of directors. After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be qualified to be a Common Stock Director and may ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the board that candidate’s nomination as a Common Stock Director.

What is the board’s leadership structure?

Eddy W. Hartenstein is the Chairman of the Board of Directors. The chairman of our board organizes the work of the board and ensures that the board has access to sufficient information to enable the board to carry out its functions, including monitoring our performance and the performance of management. The chairman, among other things, presides over meetings of the board of directors, establishes the agenda for each meeting of the board in consultation with our Chief Executive Officer, oversees the distribution of information to directors, and performs other duties or assignments as agreed with either the board of directors or our Chief Executive Officer. The board of directors has determined that it is currently in our best interests to separate the chairman of the board position and the Chief Executive Officer position because it allows the Chief Executive Officer to focus on our day-to-day business, including risk management, while allowing the chairman of the board to lead the board and assist the board in its fundamental role of providing advice to and independent oversight of management.

Further, the board recognizes that the Chief Executive Officer position requires a significant dedication of time, effort, and energy in the current business environment. Our Corporate Governance Guidelines (the “Guidelines”) do not establish this approach as a policy, but as a matter that is considered from time-to-time.

How does the board determine which directors are considered independent?

Our board reviews the independence of our directors annually. The provisions of our Guidelines regarding director independence meet, and in some areas exceed, the listing standards of The NASDAQ Global Select Market (“NASDAQ”). A copy of the Guidelines is available on our website at http://investor.siriusxm.com.

The Nominating and Corporate Governance Committee undertook a review of director independence in March 2012. As part of this review, the committee reviewed written questionnaires submitted by directors. The questionnaires disclose transactions and relationships between each director or members of his immediate family, on one hand, and SIRIUS XM, other directors, members of our senior management and our affiliates, on the other hand.

As a result of this review, the Nominating and Corporate Governance Committee determined that all of our directors and nominees are independent under the standards set forth in our Guidelines and applicable NASDAQ listing standards, with the exception of Mel Karmazin, our Chief Executive Officer, and John C. Malone, Gregory B. Maffei and David J.A. Flowers, each of whom is an employee of Liberty Media Corporation. With respect to Joan L. Amble, the board evaluated ordinary course transactions during the last three fiscal years between us and the American Express Company, for which she served as an executive officer until December 2011, and found that the amount paid by us to American Express was less than 5% of American Express’ consolidated gross revenues during each of its last three fiscal years. Similarly, with respect to Vanessa A. Wittman, the board evaluated an ordinary course transaction that occurred during 2010 and 2011 between us and an indirect wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”). Ms. Wittman served as an executive officer of MMC until March 2012. The board found that the amount we paid to this subsidiary of MMC was less than one tenth of one percent of MMC’s reported consolidated revenues in each of these years.

The board has also determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the applicable NASDAQ listing standards, Section 10A(m)(3) of the of the Exchange Act and our Guidelines. The board has determined that all of the members of the Compensation Committee meet the independence requirements mandated by the applicable NASDAQ listing standards and our Guidelines and qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The board has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by the NASDAQ listing standards applicable to serving on the Nominating and Corporate Governance Committee and our Guidelines.

Our independent directors meet regularly in executive sessions.

What are the current standing committees of the board of directors and who are the members of these committees?

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Copies of the charters for the Audit Committee and the Nominating and Corporate Governance Committee are available on our website at http://investor.siriusxm.com. The Compensation Committee has not adopted a charter.

The number of committee meetings held during 2011 was as follows: eight Audit Committee meetings, four Compensation Committee meetings and two Nominating and Corporate Governance Committee meetings.

The following table shows the current members and chair of each committee and the principal functions performed by each committee:

Committee	Functions

Audit
Members: Joan L. Amble* Eddy W. Hartenstein James P. Holden James F. Mooney Vanessa A. Wittman

• Selects our independent registered public accounting firm

• Reviews reports of our independent registered public accounting firm

• Reviews and approves the scope and cost of all services, including all non-audit services, provided by the firm selected to conduct the audit

• Monitors the effectiveness of the audit process

• Reviews adequacy of financial and operating controls

• Monitors our corporate compliance program

Compensation
Members: Lawrence F. Gilberti* James P. Holden Jack Shaw Carl E. Vogel	• Reviews our executive compensation policies and strategies • Oversees and evaluates our overall compensation structure and programs

Nominating and Corporate Governance
Members: Lawrence F. Gilberti James F. Mooney* Jack Shaw Carl E. Vogel

• Develops and implements policies and practices relating to corporate governance

• Reviews and monitors implementation of our policies and procedures related to the selection of director candidates

• Assists in developing criteria for open positions as Common Stock Directors on the board of directors

• Reviews background information on potential candidates for Common Stock Directors and makes recommendations to the board of directors

• Makes recommendations to the board of directors with respect to committee assignments

*	Chair

How often did the board meet during 2011?

During 2011, there were seven meetings of our board of directors. Each director, other than Leon Black, attended 75% or more of the total number of meetings of the board and meetings held by committees on which he or she served. Mr. Black has regularly advised our directors and executive offices on various matters of significance, including financings and strategic transactions.

Directors are also encouraged to attend the annual meeting of stockholders. Mmes. Amble and Wittman and Messrs. Gilberti, Hartenstein, Holden, Shaw, Vogel and Karmazin attended our 2011 annual meeting of stockholders.

How can stockholders communicate with the board of directors?

Stockholders may communicate directly with our board of directors, or specified individual directors, according to the procedures described on our website at http://investor.siriusxm.com under “Corporate Governance — Contact our Board”.

Our Corporate Secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all correspondence received by us that is addressed to members of our board.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by us, our board of directors and the Audit Committee regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are available upon written request to our Corporate Secretary.

Director Compensation Table for 2011

The following table provides compensation information for the year ended December 31, 2011 for each of our non-employee directors. Mr. Karmazin is an employee and does not receive compensation for his service as a director.

Name(1)	Fee Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards(3)(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value of Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joan L. Amble	80,000	—	70,000	—	—	—	150,000
Leon D. Black	—	—	70,000	—	—	—	70,000
David J.A. Flowers	50,000	—	70,000	—	—	—	120,000
Lawrence F. Gilberti	70,000	—	70,000	—	—	—	140,000
Eddy W. Hartenstein	100,000	—	70,000	—	—	—	170,000
James P. Holden	50,000	—	70,000	—	—	—	120,000
Gregory B. Maffei	50,000	—	70,000	—	—	—	120,000
John C. Malone	50,000	—	70,000	—	—	—	120,000
James F. Mooney	60,000	—	70,000	—	—	—	130,000
Jack Shaw	50,000	—	70,000	—	—	—	120,000
Carl E. Vogel	37,500	—	70,000	—	—	—	107,500
Vanessa A. Wittman	37,500	—	70,000	—	—	—	107,500

(1)	Vanessa A. Wittman and Carl E. Vogel were elected to our board of directors in April 2011.

(2)	Non-employee directors were not awarded restricted stock units in 2011. At December 31, 2011, the aggregate number of unvested restricted stock units outstanding for each non-employee director was as follows: Ms. Amble — 0; Mr. Black — 47,425; Mr. Flowers — 0; Mr. Gilberti — 140,672; Mr. Hartenstein — 0; Mr. Holden — 140,672; Mr. Maffei — 0; Mr. Malone — 0; Mr. Mooney — 92,070; Mr. Shaw — 0; Mr. Vogel — 0; and Ms. Wittman — 0. The directors acquired the restricted stock units held by them as part of our former director compensation program. These restricted stock units will vest on the first anniversary of the date the person ceases to be a director.

(3)	The aggregate grant date fair values of stock option awards were computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(4)

In 2011, non-employee directors were each awarded 59,905 options at an exercise price of $2.2350 per share with an aggregate grant date fair value of $70,000. At December 31, 2011, the aggregate number of option awards outstanding for each non-employee director was as follows: Ms. Amble — 1,372,367;

Mr. Black — 1,379,780; Mr. Flowers — 430,130; Mr. Gilberti — 901,103; Mr. Hartenstein — 1,418,367; Mr. Holden — 887,610; Mr. Maffei — 430,130; Mr. Malone — 430,130; Mr. Mooney — 1,379,780; Mr. Shaw — 1,464,367; Mr. Vogel — 59,905; and Ms. Wittman — 59,905.

As chairman of the board of directors, Mr. Hartenstein receives an annual cash retainer of $100,000. The other members of our board of directors each receive an annual cash retainer of $50,000. Each director who serves as chair of a committee of the board of directors receives an additional annual cash retainer as follows: the audit committee chairwoman receives $30,000; the compensation committee chairman receives $20,000; and the nominating and corporate governance chairman receives $10,000.

In addition, each member receives $70,000 in the form of options to purchase our common stock which are granted annually on the next business day following that year’s annual meeting of stockholders. All options to purchase our common stock awarded to our non-employee directors vest over a four-year period, with 25% vesting on each anniversary of the date of grant; provided that no options vest in a given year if, in the prior calendar year, the director failed to attend at least 75% of the meetings of the board.

Any director who fails to attend at least 75% of the meetings of the board of directors in any given year forfeits 25% of his or her compensation that is payable in cash. During 2011, all of our directors, other than Mr. Black, attended over 75% of the meetings of our board of directors.

We also pay reasonable travel and accommodation expenses of directors in connection with their participation in meetings of the board of directors.

STOCK OWNERSHIP

Who are the principal owners of our stock?

The following table sets forth information regarding beneficial ownership of our common stock as of February 29, 2012 by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock. In general, “beneficial ownership” includes those shares a person has or shares the power to vote or transfer, and options to acquire our common stock that are exercisable currently or become exercisable within 60 days. Unless otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares.

	Shares Beneficially Owned as of February 29, 2012
Name and Address of Beneficial Owner of Common Stock	Number	Percent
Liberty Media Corporation(1)	2,586,976,761	40%
12300 Liberty Boulevard Englewood, CO 80112
Wellington Management Company, LLP(2)	206,920,324	5.52%
280 Congress Street Boston, MA 02210

(1)	Liberty Radio LLC, an affiliate of Liberty Media Corporation, owns 12,500,000 shares of our Series B-1 Preferred Stock. Each share of our Series B-1 Preferred Stock is convertible into 206.9581409 shares of our common stock. The number of shares shown in the table above reflects the aggregate number of shares of our common stock into which shares of our Series B-1 Preferred Stock are convertible.

(2)	Based upon a Schedule 13G filed by Wellington Management Company, LLC on February 14, 2012. As of December 31, 2011, Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own 206,920,324 shares of our common stock which are held of record by clients of Wellington Management. Wellington Management has shared investment and voting power with respect to 206,920,324 and 163,596,847 shares of our common stock, respectively.

How much stock do our directors and executive officers own?

The following table shows the number of shares of common stock beneficially owned by each of our directors, each of our named executive officers and all of our directors and executive officers as a group as of February 29, 2012.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class
Joan L. Amble	889,285	*
Leon D. Black	896,698	*
David J.A. Flowers(2)	159,608	*
Lawrence F. Gilberti	424,059	*
Eddy W. Hartenstein	935,285	*
James P. Holden	99,413	*
Gregory B. Maffei(2)	159,608	*
John C. Malone(2)	159,608	*
James F. Mooney(3)	905,798	*
Jack Shaw	981,285	*
Carl E. Vogel	100,000	*
Vanessa A. Wittman	—
Mel Karmazin	68,823,947	1.8
Scott A. Greenstein	4,763,638	*
James E. Meyer	5,971,501	*
Dara F. Altman	919,402	*
Patrick L. Donnelly	1,838,717	*
David J. Frear(4)	5,892,827	*
All Executive Officers and Directors as a Group (18 persons)	93,920,679	2.4%

*	Less than 1% of our outstanding shares of common stock.

(1)	These amounts include shares of common stock, restricted shares of common stock and restricted stock units that the individuals hold. Also included are the shares of common stock acquired under and held in our 401(k) savings plan as of February 29, 2012: Mr. Karmazin — 323,947 shares; Mr. Greenstein — 84,677 shares; Mr. Meyer — 2,873 shares; Ms. Altman — 48,098; Mr. Donnelly — 12,717 shares; and Mr. Frear — 81,227 shares.

(2)	Messrs. Flowers, Maffei and Malone are employees of Liberty Media Corporation, which beneficially owns 12,500,000 shares of our Series B-1 Preferred Stock, and they disclaim beneficial ownership of the shares owned by an affiliate of Liberty Media Corporation.

(3)	Includes 9,100 shares held as custodian for his child.

(4)	Includes 1,900 shares held by Mr. Frear’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed pursuant to Section 16(a) of the Exchange Act and written representations furnished to us during our most recent fiscal year, we know of no director, executive officer or beneficial owner of more than ten percent of our common stock who failed to file on a timely basis reports of beneficial ownership of our common stock as required by Section 16(a) of the Exchange Act, as amended, except that Thomas Barry, our Senior Vice President and Controller, filed a Form 4 one day late in August 2011 reporting a stock option award.

GOVERNANCE OF THE COMPANY

How does the board of directors oversee our risk management process?

The board executes its oversight responsibility for risk management directly and through its committees, as follows:

•

The Audit Committee has primary responsibility for monitoring our internal audit, corporate, financial and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise from time to time and the measures taken by management to monitor and limit risk.

•

The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings and (ii) our executive in charge of internal audit (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to internal audit findings.

•

We have a Compliance Officer who is in charge of our compliance with FCC related laws and regulations and training and monitoring compliance with those laws and regulations. Our Executive Vice President, General Counsel and Secretary reports to the Audit Committee throughout the year on calls to our compliance hotline and any changes or developments in compliance matters. Each quarter, our Chief Financial Officer reports to the board of directors on our performance and discusses how actual performance compares to our business plan and budget. Our executive officers report regularly to the board about the risks and exposures related to our business.

•

The other committees of the board of directors oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally.

•

The committees report to the board of directors at every regular board meeting on the topics discussed and actions taken at the most recent committee meeting. Our board of directors discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

•

Our board of directors also considers specific risk topics throughout the year, including risks associated with our business plan, operational efficiency, government regulation, physical facilities, information technology infrastructure and capital structure, among many others. The board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

What are our policies and procedures for related party transactions?

We have adopted a written policy and written procedures for the review, approval and monitoring of transactions involving the company and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or stockholders owning five percent or greater of our common stock.

Our related person transaction policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000 (such transaction referred to as a “related person” transaction) and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by a committee of the board composed solely of independent directors who are disinterested or by the disinterested members of the board; and

•

that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the board or recommended by the Compensation Committee to the board for its approval.

In connection with the review and approval or ratification of a related person transaction, management must:

•

disclose to the committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NASDAQ and Internal Revenue Code.

In 2011, there were no related party transactions that are required to be disclosed pursuant to the SEC rules and regulations.

Relationship with Liberty Media

In February and March 2009, we entered into several transactions to borrow up to $530 million from Liberty Media Corporation and its affiliates. All of the loans made were repaid during 2009 in cash from the proceeds of notes issued by us and XM.

As part of the transactions with Liberty Media, on February 17, 2009, we entered into an investment agreement (the “Investment Agreement”) with Liberty Radio, LLC, an indirect wholly-owned subsidiary of Liberty Media Corporation. Pursuant to the Investment Agreement, we issued to Liberty Radio, LLC 12,500,000 shares of convertible preferred stock with a liquidation preference of $0.001 per share in partial consideration for the loan investments described herein. The preferred stock is convertible into approximately 40% of our outstanding shares of common stock (after giving effect to such conversion).

The rights, preferences and privileges of the preferred stock are set forth in the Certificate of Designations of Convertible Perpetual Preferred Stock, Series B-1 (the “Certificate of Designations”), filed with the Secretary of State of the State of Delaware. The holder of our preferred stock is entitled to appoint a proportionate number of our board of directors based on its ownership levels from time to time. The Certificate of Designations also provides that so long as at least 6,250,000 shares of Series B-1 Preferred Stock are outstanding, we need the consent of the holder of the Series B-1 Preferred Stock for certain actions, including:

•	the grant or issuance of our equity securities;

•	any merger or consolidation, or any sale of all or substantially all of our assets;

•	any acquisition or disposition of assets other than in the ordinary course of business above certain thresholds;

•	the incurrence of debt in amounts greater than a stated threshold;

•	engaging in a business different than the business currently conducted by us; and

•	amending our certificate of incorporation or by-laws in a manner that materially adversely affects the holders of the preferred stock.

The preferred stock, with respect to dividend rights, ranks on parity with our common stock, and with respect to rights on liquidation, winding-up and dissolution, ranks senior to our common stock. Dividends on the preferred stock are payable, on a non-cumulative basis, as and if declared on our common stock, in cash, on an as-converted basis.

On March 30, 2012, in response to the filing by Liberty Media Corporation with the Federal Communications Commission (the “FCC”) of an application for consent to transfer of de facto control of Sirius XM, we filed a petition to dismiss or deny such application. Liberty Media’s application was not filed in connection with a transaction between Liberty Media and us.

Does SIRIUS XM have corporate governance guidelines and a code of ethics?

Our board of directors adopted the Guidelines which set forth a flexible framework within which the board, assisted by its committees, directs our affairs. The Guidelines cover, among other things, the composition and functions of our board of directors, director independence, management succession and review, committee assignments and selection of new members of our board of directors.

Our board of directors has also adopted a Code of Ethics, which is applicable to all our directors and employees, including our chief executive officer, principal financial officer and principal accounting officer.

Our Guidelines and the Code of Ethics are available on our website at http://investor.siriusxm.com under “Corporate Governance” and in print to any stockholder who provides a written request for either document to our Corporate Secretary. If we amend or waive any provision of the Code of Ethics with respect to our directors, chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver at this location on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis, or “CD&A,” describes and analyzes our executive compensation program for our Chief Executive Officer, our Chief Financial Officer and the four other officers named in our Summary Compensation Table. We refer to these six officers throughout the CD&A and the accompanying tables as our “named executive officers.”

Executive Summary

The Compensation Committee is responsible for developing and maintaining compensation programs for our named executive officers. The Compensation Committee has strived to design these compensation programs with great care, focusing first and foremost on the incentives that the programs promote. The Compensation Committee is keenly aware of the heightened sensitivity that compensation programs have been subjected to in recent years, particularly with regard to pay packages that could be deemed excessive. In the final analysis, the Compensation Committee believes that our ability to recruit and retain top executive talent is essential to our long-term success. Accordingly, the Compensation Committee believes it has successfully balanced the sometimes competing obligations to make decisions which meet the needs of our company against various “one-size-fits-all” legislative, regulatory and “best practice” mandates.

Our compensation program consists primarily of three elements: base salary; performance-based annual bonus and long-term equity compensation. We believe that these three elements, when taken together, provide an optimum mix of fixed compensation and short- and long-term incentives, and therefore serve as the most effective means of attracting, retaining and motivating executives with the skills and experience necessary to achieve our business goals and enhance stockholder value, while also avoiding unnecessary or excessive risk-taking.

At our annual meeting in May 2011, we held an advisory “say on pay” vote on the compensation of our named executive officers. Our stockholders overwhelmingly approved the compensation of our named executive officers, with over 98% of the voting power of our common stock and Series B-1 Preferred Stock, voting together as a single class, present in person or by proxy and entitled to vote on the proposal casting votes in favor of our 2011 say-on-pay resolution. In making compensation decisions for 2011, the Compensation Committee considered the strong support our stockholders expressed for our pay for performance compensation philosophy and therefore did not make changes to the core elements of our compensation programs, except for the addition of a Section 162(m)-compliant bonus plan.

We intend to include an advisory “say on pay” vote on the compensation of our named executive officers every three years. Accordingly, the next such vote will be held at our 2014 annual meeting of stockholders.

Fiscal Year 2011 Performance Summary

We had a very successful year in 2011. In the face of increasing competition for our products, we continued to invest in infrastructure, new products, high-quality programming and our brand. Further, our financial results exceeded our projections and were reflected in a 12% increase in our year-over-year stock price. The following highlights our financial and operating results:

•	achieving adjusted EBITDA growth of 17% to over $731 million in 2011;

•	increasing our revenue by 7%; and

•	increasing our free cash flow by 98% to $416 million, and reducing our long-term debt by over $200 million.

In addition, 2011 was marked by key subscriber and content-based achievements and other measures that contributed to our continued growth and success, including:

•	adding approximately 1.7 million net new subscribers, resulting in a total of nearly 21.9 million subscribers, an increase of over 8% as compared to 2010;

•

launching SiriusXM 2.0, a technology which expanded our channel lineup to include new music, sports and comedy channels, as well as the debut of SiriusXM Latino, a suite of new Latin channels featuring programming from leading providers of Spanish-language music, sports, news, talk and entertainment; and

•	introducing our Lynx portable radio, our most advanced radio to date that allows subscribers to pause, rewind, replay and store content.

In this CD&A, we use certain financial performance measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States of America (“Non-GAAP”). These Non-GAAP financial measures include adjusted EBITDA and free cash flow. We also use in this CD&A subscriber churn, a performance metric which management uses in measuring our business. We use these Non-GAAP financial measures and other performance metrics to manage our business, set operational goals and, in certain cases, as a basis for determining compensation for our employees. Please refer to the glossary contained in our Annual Report for the year ended December 31, 2011 which accompanies this proxy statement for a discussion of such Non-GAAP financial measures and reconciliations to the most directly comparable GAAP measure and a discussion of these other performance metrics.

Overall Program Objectives and Processes

Program Objectives

We strive to attract, motivate and retain high-quality executives with the skills and experience necessary to achieve our key business goals and enhance stockholder value by providing total compensation that is largely performance-based and competitive with the various markets and industries in which we compete for talent. We strive to provide incentives to align the interests of our executives with those of our stockholders and deliver levels of compensation that we believe are commensurate with performance.

We achieve these objectives through three primary compensation elements:

•	a base salary;

•	a performance-based discretionary annual bonus that constitutes the short-term incentive element of our program; and

•	grants of stock options that constitute the long-term incentive element of our program.

The Compensation Committee believes that this three-part approach is consistent with programs adopted by companies with which we compete for executive talent and best serves the interests of our stockholders. The approach is an effort to meet the requirements of the competitive environment in which we operate, while ensuring that named executive officers are compensated in a manner that advances both the short- and long-term interests of our stockholders.

The Compensation Committee believes that delivering compensation in the form of, or based on the value of, our common stock promotes alignment between executive performance and stockholder interests and avoids unnecessary or excessive risk-taking. Accordingly, the value of our common stock represents a large portion of our executives’ long-term compensation, including through grants of stock options and matching contributions in the form of our common stock under our Sirius XM 401(k) Savings Plan. Compensation for our named executives officers also involves a high proportion of pay that is “at risk” — namely, the discretionary annual bonus and the value of equity-based awards. This “at risk” compensation is used to motivate named executive officers to achieve goals and objectives that support our business plan and align executives with the short- and long-term interests of our stockholders.

Processes and Compensation Decisions

The Compensation Committee regularly reviews our compensation practices to assess — in light of current market conditions, the status of our business and development and our financial condition and prospects — whether our existing compensation structure properly advances the near- and long-term interests of our stockholders. In 2011, the Compensation Committee engaged Exequity LLP to assist it in designing a bonus program that would qualify for the performance-based exception contained in Section 162(m) of the Internal Revenue Code. During 2011, Exequity did not provide advice to the Compensation Committee on other compensation-related decisions. Instead, the members of the Compensation Committee relied on their significant experience and informed judgment in making compensation decisions as to base salaries, annual bonuses and long-term incentive awards.

The Compensation Committee does not attempt to set compensation levels for each named executive officer within a particular range related to levels provided by peers. Instead, the Compensation Committee occasionally uses informal market comparisons as one of many factors in making compensation decisions. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, historical compensation, internal pay equity, complexity and importance of roles and responsibilities, expected future contributions, leadership and growth potential, and our performance.

In determining compensation element levels, including the annual grants of stock options, if any, for each named executive officer (other than the Chief Executive Officer), the Compensation Committee also consults with and considers the recommendations and input of our Chief Executive Officer.

Total Compensation for Named Executive Officers

The Compensation Committee’s goal is to award compensation that incentivizes our named executive officers to enhance value for our stockholders and is reasonable when all elements of potential compensation are considered. In making decisions with respect to any element of a named executive officer’s compensation, the Compensation Committee considers the officer’s level of responsibility, experience and contributions, and the total compensation that may be awarded to the officer, including salary, annual bonus, long-term incentives, perquisites and other benefits. In addition, the Compensation Committee considers the other benefits to which the officer is entitled under his or her employment agreement, including compensation payable upon termination of employment. (The named executive officers are employed pursuant to agreements described under “Potential Payments upon Termination or Change-in-Control — Employment Agreements” below.)

Executive Compensation Elements

Our practices with respect to the primary compensation elements identified above, as well as other elements of compensation, are described below, followed by a discussion of the specific factors considered in determining key compensation elements for the named executive officers for 2011.

Base Salary

Base salaries for named executive officers are determined consistent with their employment agreements. The minimum salaries set forth in the employment agreements and any increases over these salaries are determined by the Compensation Committee based on a variety of factors, including:

•	the nature and responsibility of the position and, to the extent available and deemed relevant, salary norms for persons in similar positions at comparable companies;

•	the expertise and past performance of the individual executive;

•	the executive’s salary history and his or her total compensation, including other cash bonus and stock-based awards;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of our Chief Executive Officer (except as to his own compensation).

In setting base salaries, the Compensation Committee also considers the percent of base salary as a percentage of total compensation with the goal that a substantial percentage of each executive officer’s total compensation should be performance-based.

Annual Bonus

The Compensation Committee may award annual bonuses in cash, restricted stock, restricted stock units, stock options or a combination thereof. The Compensation Committee believes that bonuses should take into consideration all factors relevant to the Company’s and an executive’s performance, including numerous financial and operational metrics, without being limited by a purely formulaic approach. None of our named executive officers is entitled to a guaranteed or minimum bonus.

The bonuses approved by the Compensation Committee for 2011 were intended to achieve two principal objectives:

•	to link compensation with performance that enhances stockholder value, as measured at the Company and individual levels; and

•	to reward our named executive officers based on individual performance and contributions to the Company.

In developing the compensation packages for the named executive officers, the Compensation Committee considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Section 162(m) generally disallows a tax deduction for compensation that is payable to the chief executive officer or any of the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that the compensation for any such individual exceeds $1 million in any taxable year. However, this deduction limitation does not apply to compensation that is “performance-based” under Section 162(m).

In 2011, the Compensation Committee adopted a bonus program under our 2009 Long-Term Stock Incentive Plan, where the awards made under this bonus program were intended to qualify for the performance-based exception under Section 162(m) (the “NEO Bonus Plan”). Pursuant the NEO Bonus Plan, a bonus pool was established for our Chief Executive Officer and the four most highly compensated executive officers, other than our Chief Financial Officer, consisting of 2.75% of our EBITDA, calculated in accordance with generally accepted accounting principles. The maximum bonus that a named executive officer could receive under the NEO Bonus Plan was (i) limited by the percentages set forth below (which percentages were not changed during the performance year); and (ii) could not exceed the cash equivalent of 120 million shares (based on our share price as of the end of 2011). In addition, (i) no amounts could be paid under the NEO Bonus Plan unless a threshold amount of EBITDA was achieved for 2011, and (ii) the Compensation Committee retained the ability to exercise its negative discretion to award bonuses in amounts less than the maximum percentages listed below:

Chief Executive Officer	40%
President, Operations and Sales	20%
President and Chief Content Officer	20%
General Counsel	15%
Chief Administrative Officer	5%

After the end of the year, the Compensation Committee evaluated our actual performance against a set of guidelines, including a variety of key operating metrics included in our budget and business plan for 2011. As part of such evaluation, the Compensation Committee considered several metrics, including our increase in subscribers, revenue, adjusted EBITDA and free cash flow; our results in controlling subscriber churn and operating expenses; the introduction of new products and services during the year; and additional accomplishments and other factors the Compensation Committee deemed relevant. The Compensation Committee did not weigh the metrics it considered as part of its evaluation of our performance. In addition, for named executive officers (other than himself), our Chief Executive Officer recommended to the Compensation Committee individual bonus amounts, taking into account the responsibilities and contributions of each individual during the year, our performance and the percentage limits contained in the NEO Bonus Plan. These amounts were reviewed and discussed with the Compensation Committee by our Chief Executive Officer and, following consideration by the Compensation Committee, the Compensation Committee approved the amounts while exercising its negative discretion regarding the permitted percentage limits set forth in the NEO Bonus Plan. For our Chief Executive Officer, the Compensation Committee reviewed his performance for the year, determined that he should receive a bonus and determined the bonus amount, while exercising its negative discretion regarding the permitted percentage limits contained in the NEO Bonus Plan. The Compensation Committee determined that the bonuses to our named executive officers would be paid solely in cash. The bonus awards to our named executive officers are described below under “Fiscal Year 2011 Pay Implications — Payment of Performance-Based Discretionary Annual Bonuses for 2011” and are reflected in the Summary Compensation Table.

Long-term Incentive Compensation

The Compensation Committee grants long-term incentive awards in the form of stock options to directly align compensation for our named executive officers over a multi-year period with the interests of our stockholders by motivating and rewarding actions that enhance long-term stockholder value. The Compensation Committee determines the level of long-term incentive compensation based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the objectives of the above-described compensation program.

Stock options have an exercise price equal to the market price on the date of grant, and therefore provide value to the executives if the executives create value for our stockholders. In addition, stock options generally vest over a period of four years and are generally subject to the executive’s continued employment, which incentivizes the executives to sustain increases in stockholder value over extended periods of time. The specific number of options granted is determined by the Compensation Committee with the assistance of our Chief Executive Officer (other than in the case of any stock options award to himself) and by using their informed judgment, taking into account the executive’s role and responsibilities within the Company and the overall performance of the Company and our common stock, and is not based on any specific quantitative or qualitative factors. As part of the process, the Compensation Committee also considered the value and structure of the awards as a retention tool.

Retirement and Other Employee Benefits

We maintain broad-based benefits for all employees, including health and dental insurance, life and disability insurance and a 401(k) plan, including the matching component of that plan. Our named executive officers are eligible to participate in all of our employee benefit plans on the same basis as other employees. We do not sponsor or maintain any other retirement or deferred compensation plans for any of our employees in addition to our Sirius XM 401(k) plan.

Perquisites and Other Benefits for Named Executive Officers

The Compensation Committee supports providing other benefits to named executive officers that, except as to Mr. Meyer under the terms of his employment agreement, are substantially the same as those offered to our other full time employees and are provided to similarly situated executives at companies with which we compete for executive talent.

Due to Mr. Meyer’s principal residence being in Indianapolis, Indiana, we reimburse Mr. Meyer for the reasonable costs of an apartment in the New York metropolitan area and other incidental living expenses, up to a maximum of $5,000 per month for rent. We also reimburse Mr. Meyer for the reasonable costs of coach class air-fare from his home in Indianapolis, Indiana, to our offices in New York City. We pay Mr. Meyer an additional amount to hold him harmless as a result of any federal, state or New York City income taxes imputed in respect of the expenses for which he receives reimbursement. The costs of these benefits for Mr. Meyer constitute less than 10% of his total compensation.

Payments to Named Executive Officers Upon Termination or Change-in-Control

The employment agreements with our named executive officers provide for severance payments upon an involuntary termination of employment, including involuntary terminations following a change-in-control. These arrangements vary from executive to executive due to individual negotiations based on each executive’s history and individual circumstances.

We believe that these severance and change-in-control arrangements mitigate some of the risk that exists for executives working in our highly competitive industry. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky, and such arrangements allow the executives to focus exclusively on the Company’s interests.

We believe that severance payments in connection with a change-in-control transaction are necessary to enable key executives to evaluate objectively the benefits to our stockholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Fiscal Year 2011 Pay Implications

2011 Base Salary Decisions

During 2011, as part of an agreement to extend his employment, the Compensation Committee approved an increase in the base salary of Mr. Frear beginning in July 2011 from $750,000 to $850,000. As part of an agreement to extend Ms. Altman’s employment, the Compensation Committee also approved an increase in her base salary beginning in August 2011 from $446,332 to $500,000. The Compensation Committee believed that these increases were appropriate given the competitive market for their services and their individual performances.

We have entered into employment agreements with each of Messrs. Meyer, Greenstein and Donnelly that include increases in their base salaries during the term of the respective agreements. Messrs. Meyer and Donnelly waived the increase in their base salaries that each would have been entitled to in 2011 and 2012 under their employment agreements. We did not solicit those waivers; rather Messrs. Meyer and Donnelly approached us initially in 2010 and again in 2011 regarding the contractually required increases in their base salaries after weighing factors important to each of them. We understand that Messrs. Meyer and Donnelly waived their increases in base salaries principally as a demonstration of leadership and a signal to our employees that any current increase in their compensation would be based on our performance in the form of bonuses and increases in the value of their stock options.

In January 2011, Mr. Greenstein’s base salary increased from $925,000 to $1,000,000 as required by the terms of his employment agreement. Mr. Greenstein waived the increase in his base salary that he would have been entitled to in January 2012 under his employment agreement. Again, we did not solicit this waiver. We understand that Mr. Greenstein waived the increase in his base salary for 2012 principally as a demonstration of leadership and a signal to our employees that any current increase in his compensation would be based on our performance in the form of bonuses and increases in the value of his stock options.

There was no base salary increase for Mr. Karmazin in 2011.

Payment of Performance-Based Discretionary Annual Bonuses for 2011

Following the end of 2011, the Compensation Committee met to determine whether to exercise its discretion to pay bonuses to our named executive officers with respect to 2011 and whether to approve a general cash bonus pool for our other employees. The Compensation Committee carefully reviewed our performance against multiple key metrics in our budget and business plan for 2011, including the generation of EBITDA, as required by the NEO Bonus Plan, our efforts to increase subscribers, revenue, adjusted EBITDA and free cash flow and to control subscriber churn and operating expenses, as well as reviewing our performance in launching new products and services.

Following its review of our 2011 performance, which the Compensation Committee determined to be superior, the Compensation Committee:

•	approved a cash bonus pool to be divided among our employees, other than the named executive officers;

•	reviewed the NEO Bonus Plan pool and exercised its negative discretion and approved the individual bonus amounts granted to each of the named executive officers under the NEO Bonus Plan; and

•	reviewed and approved the bonus amount granted to our Chief Financial Officer whose bonus, pursuant to Section 162(m), is not included in the NEO Bonus Plan.

The actual amount of the bonus paid to each named executive officer was based on a combination of factors, including our 2011 corporate performance, his or her individual contributions and performance in his or her functional areas of responsibility and, with respect to all named executive officers other than himself, upon recommendations made by Mr. Karmazin, our Chief Executive Officer. The amount of Mr. Karmazin’s bonus was approved by the board of directors following a recommendation from the Compensation Committee. Various specific factors taken into consideration in determining the bonus amounts for the named executive officers are set forth below, and the annual bonus for Mr. Karmazin is discussed below under the heading “Related Policies and Considerations — Compensation of our Chief Executive Officer.”

Mr. Greenstein was awarded a bonus for his contributions during the year, including his role in the continued enhancement of our programming, such as the expansion of our channel lineup to include new music, sports and comedy channels, as well as the debut of SiriusXM Latino, a suite of new Latin channels featuring programming from leading providers of Spanish-language music, sports, news, talk and entertainment; securing and creating additional compelling and exclusive content; reducing the costs of certain programming; streamlining and introducing efficiencies into our programming operations; the sale of advertisements on our non-music channels; understanding and analyzing customer satisfaction levels as they relate to our programming and content offerings; and the continuing integration of our legacy operations.

Mr. Meyer was awarded a bonus for his contributions during the year, including his role in our addition of over 1.7 million net subscribers in 2011; analyzing, evaluating and managing our subscriber churn and new vehicle conversion rate; reducing subscriber acquisition costs; overseeing the development of our transmission and radio technology; introducing and marketing the first phase of our Sirius XM 2.0 functionality and products, including the introduction of our Lynx portable radio, our most advanced radio introduced to date; building our business in pre-owned vehicles, including establishing agreements with automakers for certified pre-owned programs and with large independent resellers, including AutoNation; and the continuing integration of our legacy operations.

Mr. Donnelly was awarded a bonus for his contributions during the year, including his regular on-going contributions as our general counsel, such as the management of complex legal and regulatory issues; his role in managing our legal expenses in face of the increasing complexity of our business; assisting in the negotiation and execution of various agreements with programming providers and other essential third parties; and the continuing integration of our legacy operations.

Mr. Frear was awarded a bonus for his contributions during the year, including his regular on-going contributions as our chief financial officer and his role in managing our fixed and variable costs; overseeing our investor relations efforts; managing our relationships with debt rating agencies and successfully improving our debt rating; reducing our leverage ratio; overseeing our investments in Sirius XM Canada and completing the combination of XM Canada and Sirius Canada; managing the construction of our FM-6 and XM-6 satellites; and his efforts in the continued integration of our legacy operations, particularly in the areas of information technology and financial planning and reporting.

Ms. Altman was awarded a bonus for her contributions during the year, including her regular on-going contributions as our chief administrative officer and her role in managing our human resources function, including our employee development and diversity and inclusion initiatives, and managing our facilities and security operations; supervising the evaluation, management and consolidation of our real estate holdings, including the review of our New York City real estate portfolio and the extension of our New York City lease holdings; overseeing our DC-based operations; and the continuing integration of our legacy operations.

Based on the foregoing, the Compensation Committee approved the specific bonus amounts set forth in the Summary Compensation Table for each of the above named executive officers.

Long-Term Equity Grants — 2011 Stock Option Grants

In 2011, in connection with Mr. Frear and Ms. Altman entering into extensions of their employment agreements, we granted stock options to Mr. Frear and Ms. Altman. The specific number of options granted to each of these named executive officers was determined by the Compensation Committee with the assistance of our Chief Executive Officer, as further described below, and are identified in the Grants of Plan-Based Awards Table for 2011. The stock options granted to these named executive officers in 2011 generally vest in equal installments over four years, and are generally subject to the officer’s continued employment through the vesting period, which enhances the retention value of the award and incentivizes the officers to create and sustain long-term value for our stockholders. These options are expected to be Mr. Frear’s and Ms. Altman’s primary long-term incentive compensation during the term of their employment agreements.

Except in connection with Mr. Frear and Ms. Altman entering into extended employment agreements with us in 2011, there were no other long-term equity grants to any of our named executive officers in 2011.

Employment Agreements with Mr. Frear and Ms. Altman

Consistent with our practice for our named executive officers, we entered into new employment agreements with Mr. Frear and Ms. Altman in 2011. The extended agreements, which are described in more detail below under the heading “Potential Payments upon Termination or Change-in-Control — Employment Agreements,” increased Mr. Frear’s base salary to $850,000 from $750,000 and increased Ms. Altman’s base salary to $500,000 from $446,332. The extended agreements also provided Mr. Frear and Ms. Altman each with a grant of options to purchase 16,000,000 and 7,500,000 shares, respectively, of our common stock at an exercise price of $2.18 and $1.69 per share, respectively. These options vest in equal installments over four years, generally subject to their continued employment through the vesting period.

The Compensation Committee determined that the increases in base salaries and grants of options for both Mr. Frear and Ms. Altman were appropriate in light of their performance and necessary for us to retain and continue to properly incentivize them.

Fiscal Year 2012 Considerations

The Compensation Committee expects to review our compensation programs in 2012 with a view to ensuring that they continue to provide the correct incentives and are properly sized given the scope and complexity of our business and the competition we face. The Compensation Committee may employ the same process, or may adopt a modified or wholly different process, in making future bonus decisions, provided that with respect to 2012, the Compensation Committee has again adopted a bonus program which is intended to comply with Section 162(m) for our named executive officers (other than our Chief Financial Officer) under our 2009 Long-Term Stock Incentive Plan that is designed to promote the achievement of our key financial goals for 2012. This bonus program provides for a bonus pool which is based on a percentage of EBITDA; provided that no bonus amount is payable under such program if we do not achieve a specified level of EBITDA.

We expect to continue to respond to changes in economic conditions and our business with innovation and flexibility, as needed, to advance our objectives of motivating, attracting and retaining high-quality executives with the skills and experience necessary to achieve our key business objectives and increase stockholder value.

Related Policies and Considerations

Compensation of our Chief Executive Officer

In November 2004, our board of directors negotiated, and we entered into, a five-year employment agreement with Mel Karmazin to serve as our Chief Executive Officer. In June 2009, Mr. Karmazin’s employment agreement was extended through the end of 2012. The material terms of Mr. Karmazin’s employment agreement are described below under “Potential Payments Upon Termination or Change-in-Control — Employment Agreements — Mel Karmazin.”

The terms of Mr. Karmazin’s employment were established by negotiations between Mr. Karmazin and the Compensation Committee. The Compensation Committee did not retain an independent compensation consultant to advise them in the negotiation of Mr. Karmazin’s compensation arrangements or to assess the reasonableness of the compensation arrangements. The Compensation Committee concluded that, in its business judgment, Mr. Karmazin’s qualifications and experience as chief executive officer, particularly in radio, were uniquely suited to our needs, and that the compensation, including the base salary and stock option components of his compensation, was, taken as a whole, appropriate under the circumstances.

In February 2012, the Compensation Committee awarded a cash bonus to Mr. Karmazin of $9,200,000 in recognition of his performance and our corporate performance in 2011, including:

•	increasing our net subscribers additions by over 1.7 million, resulting in a total of nearly 21.9 million subscribers, an increase of over 8% as compared to 2010;

•	achieving adjusted EBITDA growth of 17% to over $731 million in 2011;

•	increasing our 2011 revenue by 7% over 2010 levels;

•	increasing free cash flow by 98% to $416 million;

•	reducing our long-term debt by over $200 million;

•	improving our corporate debt ratings to BB and B2 from Standard & Poor’s and Moody’s, respectively, and lowering our leverage, further strengthening our liquidity position for future growth;

•	introducing SiriusXM 2.0 functionality and products, including our Lynx portable radio;

•	expanding our ability to identify and acquire subscribers in certified pre-owned and used vehicles and managing our investment in infrastructure in this area;

•	adding compelling content to our services while reducing programming expenses;

•	launching Sirius XM Latino, the most comprehensive radio channel offering in the United States for Spanish-speaking listeners;

•	managing and implementing, including all communications and marketing efforts, a price increase to certain of our subscription services;

•	improving our customer care experience, including through the launch of our Internet-based self care functionality and deployment of an Internet-based chat services;

•	creating a corporate culture that fosters quality, creativity and innovation to differentiate our content and services; and

•	maintaining Sirius XM as one of the largest subscription-based media companies in the United States.

Policy with Respect to Internal Revenue Code Section 162(m)

As described above under “Fiscal Year 2012 Considerations,” in 2012 the Compensation Committee adopted a plan applicable to annual bonuses for our Chief Executive Officer and the four other most highly compensated executive officers, other than our Chief Financial Officer. The Committee anticipates that this plan will result in tax deductibility for any compensation we pay to such executive officers that exceeds $1 million in any taxable year. However, the Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m) if it determines that it is in our best interest to do so.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2011.

Compensation Committee

LAWRENCE F. GILBERTI, Chairman

JAMES P. HOLDEN

JACK SHAW

CARL E. VOGEL

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to our Chief Executive Officer, our Chief Financial Officer and our four other most highly compensated executive officers who served in such capacities as of December 31, 2011 for services rendered to us during each of the past three fiscal years. These six officers are referred to herein as the named executive officers.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $	Option Awards(1) $	All Other Compensation(2) $	Total(3) $
Mel Karmazin	2011	1,500,000	9,200,000	—	—	7,350	10,707,350
Chief Executive Officer	2010	1,500,000	8,400,000	—	—	7,350	9,907,350
	2009	1,250,000	7,000,000	—	35,209,440	7,350	43,466,790

Scott A. Greenstein	2011	1,000,000	1,250,000	—	—	7,350	2,257,350
President and Chief Content Officer	2010	925,000	1,150,000	—	—	7,350	2,082,350
	2009	850,000	1,000,000	850,035	7,986,116	27,134	10,713,285

James E. Meyer	2011	1,100,000	1,750,000	—	—	236,221	3,086,221
President, Operations and Sales	2010	1,100,000	1,500,000	—	—	159,888	2,759,888
	2009	950,000	1,250,000	1,000,022	11,500,278	176,632	14,876,932

Dara F. Altman	2011	465,666	775,000	—	7,470,308	7,350	8,718,324
Executive Vice President and Chief Administrative Officer	2010	446,332	700,000	—	750,046	7,350	1,903,728
	2009	446,332	600,000	500,029	750,139	19,006	2,315,506

Patrick L. Donnelly	2011	575,000	1,050,000	—	—	7,350	1,632,350
Executive Vice President, General Counsel and Secretary	2010	573,301	900,000	—	6,000,000	7,350	7,480,651
	2009	525,000	750,000	600,020	1,000,336	21,328	2,896,684

David J. Frear	2011	795,833	1,100,000	—	18,895,552	7,350	20,798,735
Executive Vice President and Chief Financial Officer	2010	750,000	1,000,000	—	1,600,022	7,350	3,357,372
	2009	750,000	850,000	700,012	1,000,336	23,650	3,323,998

(1)	The aggregate grant date fair value of stock option awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	For each named executive officer, the amount in the “All Other Compensation” column for 2011 reflects $7,350 of matching contributions by us under our 401(k) savings plan paid in the form of shares of our common stock. “All Other Compensation” for Mr. Meyer also includes amounts reimbursed for temporary living and travel expenses, all of which are reimbursed based upon receipts. In 2011, Mr. Meyer was paid $70,000 for rent, $52,309 for travel and $5,240 for utilities. Travel-related expenses include airfare, taxi/car services, and other incidental travel-related costs. In addition, “All Other Compensation” for Mr. Meyer includes $101,322 for reimbursement of taxes associated with these expenditures in accordance with his employment agreement.

(3)	The amount of compensation reported for federal tax purposes for Mr. Karmazin in 2009 was $1,620,316. We are providing this information to highlight the difference between compensation reported under the SEC rules and compensation amounts realized and reported as taxable income on Mr. Karmazin’s Form W-2. The amount reported on Mr. Karmazin’s W-2 includes, among other items: (1) total cash wages and bonuses paid to Mr. Karmazin in 2009, less amounts deferred under our 401(k) plan, and (2) the value of restricted stock awards that vested during 2009.

Grants of Plan-Based Awards in 2011

The following table provides information with respect to equity grants made during fiscal year 2011 to the named executive officers.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Mel Karmazin	—	—	—	—
Scott A. Greenstein	—	—	—	—
James E. Meyer	—	—	—	—
Dara F. Altman	8/23/2011	7,500,000	1.69	7,470,308
Patrick L. Donnelly	—	—	—	—
David J. Frear	7/21/2011	16,000,000	2.18	18,895,522

(1)	All grants were made under the Sirius XM Radio Inc. 2009 Long-Term Stock Incentive Plan. The stock option awards granted to Ms. Altman and Mr. Frear vest in equal annual installments over four years from the date of grant and have a term of ten years.

(2)	The exercise price of the options granted to Ms. Altman on August 23, 2011 is equal to the closing price of our common stock on the date of grant. The exercise price of the options granted to Mr. Frear on July 21, 2011 is equal to the last sale price of our common stock prior to the execution on July 21, 2011 of the employment agreement with Mr. Frear.

(3)	The aggregate grant date fair value of stock option awards was computed in accordance with FASB ASC Topic 718 (excluding estimated forfeitures). The assumptions used in the valuation are discussed in Note 15 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

The following table provides information with respect to the status at December 31, 2011 of all unexercised options awarded to each of the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mel Karmazin(1)	60,000,000	60,000,000	0.43	12/31/2014
Scott A. Greenstein(2)	1,000,000	—	3.14	5/5/2014
	1,250,000	—	6.6020	8/8/2015
	435,000	—	3.70	2/1/2017
	455,250	151,750	2.87	1/23/2018
	6,942,034	13,884,068	0.43	7/27/2019
James E. Meyer(3)	66,666	—	1.04	8/11/2013
	1,350,000	—	5.54	2/2/2016
	512,000	—	3.70	2/1/2017
	530,250	176,750	2.87	1/23/2018
	830,500	1,661,000	0.6735	8/31/2019
	8,422,992	12,592,492	0.5752	10/14/2019
Dara F. Altman(4)	830,500	830,500	0.6735	8/31/2019
	263,075	789,225	1.04	8/9/2020
	—	7,500,000	1.69	8/23/2021
Patrick L. Donnelly(5)	16,666	—	1.04	8/11/2013
	120,000	—	5.71	2/1/2016
	256,000	—	3.70	2/1/2017
	1,450,000	—	2.72	5/17/2017
	1,107,500	1,107,500	0.6735	8/31/2019
	3,290,874	9,872,621	0.6669	1/14/2020
David J. Frear(6)	1,150,000	—	1.85	8/11/2013
	700,000	—	6.61	8/10/2015
	307,000	—	3.70	2/1/2017
	362,250	120,750	2.87	1/23/2018
	1,500,000	—	3.10	2/12/2018
	1,107,500	1,107,500	0.6735	8/31/2019
	561,200	1,683,600	1.04	8/9/2020
	—	16,000,000	2.18	7/21/2021

(1)	Outstanding equity awards for Mr. Karmazin vest in four equal installments on December 31, 2010, December 31, 2011, June 30, 2012 and December 31, 2012.

(2)	Outstanding equity awards for Mr. Greenstein vest as follows: options granted at an exercise price of $3.14 vested immediately on the date of grant on May 5, 2004; options granted at an exercise price of $6.6020 vested in three equal annual installments from the date of grant on August 8, 2005; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vested in four equal annual installments from the date of grant on January 23, 2008; and options granted at an exercise price of $0.43 vest in four equal annual installments commencing on July 26, 2010.

(3)

Outstanding equity awards for Mr. Meyer vest as follows: options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.54 vested in four equal annual installments from the date of grant on February 2, 2006; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vested in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; and options granted at an exercise price of $0.5752 vest in four equal annual installments from the date of grant on October 14, 2009.

(4)	Outstanding equity awards for Ms. Altman vest as follows: options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $1.04 vest in four equal annual installments from the date of grant on August 9, 2010; and options granted at an exercise price of $1.69 vest in four equal annual installments from the date of grant on August 23, 2011.

(5)	Outstanding equity awards for Mr. Donnelly vest as follows: options granted at an exercise price of $1.04 vested in three equal annual installments on July 1, 2004, July 1, 2005 and July 1, 2006; options granted at an exercise price of $5.71 vested in four equal annual installments from the date of grant on February 1, 2006; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.72 vested in three equal annual installments from the date of grant on May 17, 2007; options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; and options granted at an exercise price of $0.6669 vest in four equal annual installments from the date of grant on January 14, 2010.

(6)	Outstanding equity awards for Mr. Frear vest as follows: options granted at an exercise price of $1.85 vested either (i) in three equal annual installments on July 1, 2004, July 1, 2005, and July 1, 2006, (ii) on March 15, 2004 as a result of the satisfaction of performance targets for the year ended December 31, 2003, or (iii) on March 15, 2005 as a result of the satisfaction of performance targets for the year ended December 31, 2004; options granted at an exercise price of $6.61 vested in three equal annual installments from the date of grant on August 10, 2005; options granted at an exercise price of $3.70 vested in four equal annual installments from the date of grant on February 1, 2007; options granted at an exercise price of $2.87 vested in four equal annual installments from the date of grant on January 23, 2008; options granted at an exercise price of $3.10 vested in three equal annual installments from the date of grant on February 12, 2008; options granted at an exercise price of $0.6735 vest in four equal annual installments from the date of grant on August 31, 2009; options granted at an exercise price of $1.04 vest in four equal annual installments from the date of grant on August 9, 2010; and options granted at an exercise price of $2.18 vest in four equal annual installments from the date of grant on July 21, 2011.

Option Exercises and Stock Vested in 2011

The following table provides information with respect to option exercises and restricted stock and restricted stock units that vested during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mel Karmazin	—	—	—	—
Scott A. Greenstein	—	—	—	—
James E. Meyer	—	—	—	—
Dara F. Altman	—	—	85,866	138,674
Patrick L. Donnelly	—	—	—	—
David J. Frear	—	—	100,000	180,500

(1)	Value realized on vesting is based on the closing price on the NASDAQ Global Select Market of our common stock on the date of vesting.

Non-Qualified Deferred Compensation and Pension Benefits

We do not offer non-qualified deferred compensation or pension benefits to our named executive officers.

Potential Payments or Benefits Upon Termination or Change-in-Control

Employment Agreements

We have entered into an employment agreement with each of our named executive officers that contains provisions regarding payments or benefits upon a termination of employment or change of control.

Mel Karmazin

In November 2004, we entered into a five year term employment agreement with Mel Karmazin to serve as our Chief Executive Officer. In June 2009, we amended our employment agreement with Mr. Karmazin to (i) extend the term of his employment agreement through December 31, 2012, (ii) increase his base salary from $1,250,000 per year to $1,500,000 per year beginning on January 1, 2010, and (iii) provide for a grant of an option to purchase 120,000,000 shares of our common stock, at an exercise price of $0.430 per share (the closing price of our common stock on the date of the amendment). Mr. Karmazin is also entitled under his employment agreement to an annual cash bonus as determined by the Compensation Committee.

The options granted to Mr. Karmazin in connection with the amending of his employment agreement vest in equal installments on each of December 31, 2010, December 31, 2011, June 30, 2012 and December 31, 2012, with potential accelerated vesting upon the termination of Mr. Karmazin’s employment by us without cause, by him for good reason, upon his death or disability and in the event of a change of control. These options will generally expire no later than December 31, 2014; provided that if the parties subsequently agree to extend the term of his employment agreement through December 31, 2013 or later, then the term of these options will automatically extend until the later of (i) December 31, 2015 and (ii) the date that is one year following the date that such new employment agreement expires, but no later than the 10th anniversary of the date of grant.

In the event Mr. Karmazin’s employment is terminated by us without cause or by Mr. Karmazin for good reason, his unvested stock options will vest immediately and become exercisable, and we will be obligated to pay Mr. Karmazin upon termination, in a lump sum, his current base salary through December 31, 2012, any earned but unpaid annual bonus, a pro rata portion of his target bonus for the year in which the termination occurs (if established) and to continue his health and life insurance benefits through December 31, 2012.

In the event Mr. Karmazin’s employment is terminated as a result of his death or by us as a result of his disability, subject to Mr. Karmazin (or his beneficiary or his estate, as applicable) executing a release of claims, the vesting of his unvested stock options will accelerate and become exercisable.

In the event that any payment we make, or benefit we provide, to Mr. Karmazin would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Karmazin the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Scott A. Greenstein

In July 2009, we entered into a new employment agreement with Scott A. Greenstein to continue to serve as our President and Chief Content Officer through July 27, 2013. The employment agreement provides for an initial annual base salary of $850,000 and specified increases to no less than $925,000 in January 2010, $1,000,000 in January 2011, $1,100,000 in January 2012, and $1,250,000 in January 2013. Mr. Greenstein waived the increase in his base salary that was scheduled to take effect in January 2012 under his employment agreement. Mr. Greenstein is also entitled to participate in any bonus plans generally offered to our executive officers.

In connection with the execution of the employment agreement, we granted Mr. Greenstein an option to purchase 27,768,136 shares of our common stock at an exercise price of $0.43 per share (the closing price of our common stock on the date of the employment agreement). These options vest in four equal installments on each of July 26, 2010, July 26, 2011, July 26, 2012 and July 26, 2013, with potential accelerated vesting upon the termination of Mr. Greenstein’s employment by us without cause, by him for good reason, and upon his death or disability. These options will generally expire no later than July 27, 2019, subject to earlier termination following Mr. Greenstein’s termination of employment.

In the event Mr. Greenstein’s employment is terminated by us without cause or he terminates his employment for good reason, subject to his execution of a release of claims, we are obligated to pay him a lump sum payment equal to his then annual salary and the cash value of the bonus last paid or payable to him in respect of the fiscal year preceding the fiscal year in which the termination occurs and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Greenstein would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Greenstein the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

James E. Meyer

In October 2009, we entered into a new employment agreement with James E. Meyer to continue to serve as our President, Operations and Sales, through May 1, 2013. The employment agreement provides for an initial base salary of $950,000 with specified increases to $1,100,000 in January 2010, $1,200,000 in May 2011, and $1,300,000 in June 2012. In 2010, Mr. Meyer waived the increases in his base salary that were scheduled to take effect in May 2011 and June 2012 under his employment agreement. In February 2011, we entered into an amendment to our employment agreement with Mr. Meyer. The amendment changed the date that Mr. Meyer may elect to retire from April 2011 to May 2012, delayed a previously scheduled increase in Mr. Meyer’s base salary from May 1, 2012 to June 1, 2012 and eliminated our obligation to offer Mr. Meyer a one-year consulting agreement upon expiration of his employment agreement or upon his retirement. In March 2012, we entered into another amendment to our employment agreement with Mr. Meyer that changed the date that he may elect to retire from May 2012 to May 2013.

In connection with the execution of the 2009 employment agreement, we granted Mr. Meyer an option to purchase 25,184,984 shares of our common stock at an exercise price of $0.5752 per share (the closing price of our common stock on date of the employment agreement). The options generally vest in four equal annual installments on each of October 14, 2010, October 14, 2011, October 14, 2012 and October 14, 2013, and expire on October 14, 2019, with potential accelerated vesting upon the termination of Mr. Meyer’s employment agreement by us without cause or by him for good reason. If Mr. Meyer’s employment is terminated due to his death or by us as a result of his disability, the vesting of the portion of his option award that otherwise would have become vested within 12 months following the date of such termination will accelerate.

If Mr. Meyer’s employment is terminated without cause or he terminates his employment for good reason, subject to his execution of a release of claims and his compliance with certain restrictive covenants, we are obligated to continue his health benefits for 18 months and his life insurance benefits for one year and pay him a lump sum payment within 60 days, equal to Mr. Meyer’s annual base salary plus the greater of (x) a bonus equal to 60% of his then annual base salary or (y) the prior year’s bonus actually paid to him (the “Designated Amount”). In the event Mr. Meyer elects to retire in May 2013, subject to his execution of a release of claims and his compliance with certain restrictive covenants and generally in lieu of any other payments under his employment agreement, we are obligated to continue his health benefits for two years and pay him a lump sum within 60 days equal to two times the Designated Amount.

In the event that any payment we make, or benefit we provide, to Mr. Meyer would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Meyer the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

Dara F. Altman

In August 2011, we entered into a new employment agreement with Dara F. Altman to continue to serve as our Executive Vice President and Chief Administrative Officer through August 15, 2015. This employment agreement provides for an annual base salary of $500,000, subject to approved increases.

In connection with the execution of the employment agreement, we granted Ms. Altman an option to purchase 7,500,000 shares of our common stock at an exercise price of $1.69 per share (the last sale price of our common stock on The NASDAQ Global Select Market on the date of execution of the employment agreement). The option will generally vest in four equal annual installments on each of August 23, 2012, August 23, 2013, August 23, 2014 and August 23, 2015, and expires on August 23, 2021, with potential accelerated vesting upon the termination of Ms. Altman’s employment agreement by us without cause, by her for good reason, due to her death or by us as a result of disability.

If Ms. Altman’s employment is terminated without cause or she terminates her employment for good reason, subject to an execution of a release of claims, we are obligated to pay her a lump sum payment equal to her then annual salary and the cash value of the bonus last paid or payable to her in respect of the preceding fiscal year and to continue her health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Ms. Altman would require her to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Ms. Altman the amount of such tax and any additional amount as may be necessary to place her in the exact same financial position that she would have been in if the excise tax was not imposed.

Patrick L. Donnelly

In January 2010, we entered into a new employment agreement with Patrick L. Donnelly to continue to serve as our Executive Vice President, General Counsel and Secretary, through January 13, 2014. The employment agreement provides for an annual base salary in 2010 of $575,000, subject to specified increases to no less than $625,000 in January 2011, $675,000 in January 2012, and $725,000 in January 2013. Mr. Donnelly waived the increases in his base salary that were scheduled to take effect in January 2011 and 2012 under his employment agreement.

In connection with the execution of the employment agreement, we granted Mr. Donnelly an option to purchase 13,163,495 shares of our common stock at an exercise price of $0.6669 per share (the last sale price of our common stock on The NASDAQ Global Select Market prior to the execution of the employment agreement). The option will generally vest in four equal annual installments on each of January 14, 2011, January 14, 2012, January 14, 2013 and January 14, 2014, and expires on January 14, 2020, with potential accelerated vesting upon the termination of Mr. Donnelly’s employment agreement by us without cause, by him for good reason, due to his death or by us as a result of disability.

If Mr. Donnelly’s employment is terminated without cause or he terminates his employment for good reason, subject to an execution of a release of claims, we are obligated to pay him a lump sum payment equal to his then annual salary and the cash value of the bonus last paid or payable to him in respect of the preceding fiscal year and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Donnelly would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Donnelly the amount of such tax and any additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

David J. Frear

In July 2011, we entered into a new employment agreement with David J. Frear to continue to serve as our Executive Vice President and Chief Financial Officer through July 20, 2015. The employment agreement provides for an annual base salary of $850,000, subject to approved increases.

In connection with the execution of the employment agreement, we granted Mr. Frear an option to purchase 16,000,000 shares of our common stock at an exercise price of $2.18 per share (the last sale price of our common stock on The NASDAQ Global Select Market on the date of execution of the employment agreement). The option will generally vest in four equal annual installments on each of July 21, 2012, July 21, 2013, July 21, 2014 and July 21, 2015, and expires on July 21, 2021, with potential accelerated vesting upon the termination of Mr. Frear’s employment agreement by us without cause, by him for good reason, due to his death or by us as a result of disability.

If Mr. Frear’s employment is terminated without cause or he terminates his employment for good reason, subject to his execution of a release of claims, we are obligated to pay him a lump sum equal to his annual salary as of the date of the termination and the cash value of the bonus last paid or payable to him in respect of the preceding fiscal year and to continue his health and life insurance benefits for one year.

In the event that any payment we make, or benefit we provide, to Mr. Frear would require him to pay an excise tax under Section 280G of the Internal Revenue Code, we have agreed to pay Mr. Frear the amount of such tax and such additional amount as may be necessary to place him in the exact same financial position that he would have been in if the excise tax was not imposed.

2003 Long-Term Stock Incentive Plan

Messrs. Greenstein, Meyer, Donnelly and Frear also have outstanding options as of December 31, 2011 that were granted under the 2003 Long-Term Stock Incentive Plan. Under the 2003 Long-Term Stock Incentive Plan, the outstanding equity awards granted to these named executive officers are subject to potential accelerated vesting upon a change of control. In addition, Mr. Frear’s award agreements relating to options and restricted stock units granted to him in February 2008 under the 2003 plan provide that such equity awards are subject to potential accelerated vesting upon his death and disability. All of the outstanding options granted under the 2003 plan held by the named executive officers were “out-of the money” as of December 31, 2011, and, therefore, are not included in the table of potential payments and benefits below.

2009 Long-Term Stock Incentive Plan

All of our named executive officers have outstanding equity awards as of December 31, 2011 that were granted under the 2009 Long-Term Stock Incentive Plan. Under the terms of the 2009 plan, the outstanding equity awards granted to the named executive officers are subject to potential accelerated vesting upon termination without cause by the company or termination by the executive for good reason during a two year period following a change of control, to the extent outstanding awards granted under the plan are either assumed, converted or replaced by the resulting entity in the event of a change of control.

Potential Payments and Benefits

The following table describes the potential payments and benefits under the named executive officers’ agreements and our stock incentive plans to which they would have been entitled if a termination of employment or change-in-control had occurred as of December 30, 2011:

Name	Triggering Event	Lump Sum Severance Payment ($)	Accelerated Equity Vesting(1) ($)	Continuation of Insurance Benefits(2) ($)	Excise Tax Gross-Up ($)	Total ($)
Mel Karmazin	Change-in-control	—	83,400,000	—	—	83,400,000
	Termination due to death or disability	—	83,400,000	—	—	83,400,000
	Termination without cause or for good reason	1,500,000	83,400,000	13,941	—	84,913,941
	Termination without cause or for good reason following change-in-control	1,500,000	83,400,000	13,941	—	84,913,941
Scott A. Greenstein	Termination due to death or disability	—	19,298,855	—	—	19,298,855
	Termination without cause or for good reason	2,150,000	19,298,855	21,233	—	21,470,088
	Termination without cause or for good reason following change-in-control	2,150,000	19,298,855	21,233	—	21,470,088
James E. Meyer	Termination due to death or disability	—	7,837,567	—	—	7,837,567
	Termination without cause or for good reason	2,600,000	15,675,134	31,454	—	18,306,588
	Termination for scheduled retirement(3)	5,200,000	—	52,823	—	5,252,823
	Termination without cause or for good reason following change-in-control	2,600,000	17,579,471	31,454	—	20,210,924
Dara F. Altman	Termination due to death or disability	—	975,000	—	—	975,000
	Termination without cause or for good reason	1,200,000	975,000	21,233	—	2,196,233
	Termination without cause or for good reason following change-in-control	1,200,000	2,542,764	21,233	—	3,763,997
Patrick L. Donnelly	Termination due to death or disability	—	11,384,119	—	—	11,384,119
	Termination without cause or for good reason	1,475,000	11,384,119	21,233	—	12,880,352
	Termination without cause or for good reason following change-in-control	1,475,000	12,653,868	21,233	—	14,150,101
David J. Frear	Termination without cause or for good reason	1,850,000	—	21,233	—	1,871,233
	Termination without cause or for good reason following a change-in-control	1,850,000	2,582,957	21,233	—	4,454,190

(1)

Amounts were calculated based on the closing price on the NASDAQ Global Select Market of our common stock on December 30, 2011 of $1.82. The accelerated vesting of options is valued at (a) the difference between the closing price and the exercise price of the options multiplied by (b) the number of shares of common stock underlying the options.

(2)	Assumes that medical and dental benefits would be continued under COBRA for up to 18 months at current rates; thereafter assumes rate of two times current employer costs, unless otherwise indicated in the employment agreement. Assumes that life insurance would be continued at rate of two times current employer cost.

(3)	Refers to scheduled retirement in May 2012 pursuant to the terms of Mr. Meyer’s employment agreement, as in effect on December 31, 2011.

ITEM 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accountants for 2012. As such, KPMG will audit and report on our financial statements for the year ending December 31, 2012 and on the effectiveness of internal control over financial reporting as of December 31, 2012. KPMG has served as our independent registered public accountants since September 2008. The Audit Committee and the board are requesting, as a matter of policy, that stockholders ratify the selection of KPMG. The Audit Committee and the board are not required to take any action as a result of the outcome of the vote on this proposal.

Representatives of KPMG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The board of directors unanimously recommends a vote “FOR” the ratification of KPMG LLP as our independent registered public accountants for 2012.

Principal Accountant Fees and Services

The following table sets forth the fees billed to us by KPMG as of and for the years ended December 31, 2011 and 2010:

	For the Year Ended December 31,
	2011	2010
Audit fees(1)	$1,715,660	$1,872,327
Audit-related fees(2)	277,006	98,350
Tax fees(3)	113,365	22,969
All other fees(4)	28,121	—

	$2,134,152	$1,993,646

(1)	Audit fees billed by KPMG related to the audits of our annual consolidated financial statements and internal control over financial reporting; the review of our interim consolidated financial statements; review of documents filed with the SEC; and reimbursement for direct out-of-pocket expenses.

(2)	Audit-related fees billed by KPMG related to audits of employee benefit plans, licensing and contractual compliance services, and financial due diligence services.

(3)	Tax fees billed by KPMG LLP for services relating to federal, state and local tax consulting.

(4)	All other fees billed by KPMG LLP related to seminars purchased by us.

Pre-Approval Policy for Services of Independent Auditor

It is the Audit Committee’s responsibility to review and consider, and ultimately pre-approve, all audit and permitted non-audit services to be performed by our independent registered public accounting firm. In accordance with its charter, the Audit Committee’s pre-approval policies with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm are as follows:

•

The independent registered public accounting firm is not permitted to perform consulting, legal, book-keeping, valuation, internal audit, management functions, or other prohibited services, under any circumstances;

•

The engagement of our independent registered public accounting firm, including related fees, with respect to the annual audits and quarterly reviews of our consolidated financial statements is specifically approved by the Audit Committee on an annual basis;

•

The Audit Committee reviews and pre-approves a detailed list of other audit and audit-related services annually or more frequently, if required. Such services generally include services performed under the audit and attestation standards established by regulatory authorities or standard setting bodies and include services related to SEC filings, employee benefit plan audits and subsidiary audits;

•	The Audit Committee reviews and pre-approves a detailed list of permitted non-audit services annually or more frequently, if required; and

•

The Audit Committee pre-approves each proposed engagement to provide services not previously included in the approved list of audit and non-audit services and for fees in excess of amounts previously pre-approved.

The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he or she reports decisions to the Audit Committee at its next meeting.

All of the services covered under the captions “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee.

Who is the Audit Committee’s financial expert?

Our board of directors has determined that Joan L. Amble, the chairwoman of the Audit Committee and an independent director, is qualified as an “audit committee financial expert” within the meaning of SEC regulations, and she is financial sophisticated within the meaning of the NASDAQ listing standards.

REPORT OF THE AUDIT COMMITTEE

As described more fully in its charter, the purpose of the Audit Committee is to assist our board of directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our consolidated financial statements; accounting and financial reporting principles; and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).

In the performance of its oversight function, the Audit Committee reviewed and discussed our audited financial statements with management and with our independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards , Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 32007. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC.

Audit Committee

JOAN L. AMBLE, CHAIRWOMAN

EDDY W. HARTENSTEIN

JAMES P. HOLDEN

JAMES F. MOONEY

VANESSA A. WITTMAN

OTHER MATTERS

Our board of directors does not intend to present, or have any reason to believe others will present, any other items of business. If other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with the recommendation of our board of directors.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 22, 2012

This proxy statement and our annual report for the year ended December 31, 2011 are available for you to view online at http://www.proxyvoting.com/siri.

By Order of the Board of Directors,

Patrick L. Donnelly

Executive Vice President,

General Counsel and Secretary

New York, New York

April 12, 2012

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.siriusxm.com, and click on “Reports & Filings” and then on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2011, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to:

Investor Relations Sirius XM Radio Inc. 1221 Avenue of the Americas 36th Floor New York, New York 10020

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on the day prior to annual meeting day.

Sirius XM Radio Inc.	INTERNET http://www.proxyvoting.com/siri Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 21690	Fulfillment# 21699-1

‚  FOLD AND DETACH HERE  ‚

Please mark your votes as indicated in this example	☒

1. Sirius XM’s Directors recommend a vote FOR each director (please mark your vote for each director separately).

2. Sirius XM’s Directors recommend a vote FOR Proposal 2.
		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

Item 1.	Election of directors for a Term of one year	☐	☐	☐	Item 2.	Ratification of the appointment of KPMG LLP as our independent registered public accountants for 2012.	☐	☐	☐

Nominees:

	1.1 Joan L. Amble	1.5 James P. Holden
	1.2 Leon D. Black	1.6 Mel Karmazin
	1.3 Lawrence F. Gilberti	1.7 James F. Mooney
	1.4 Eddy W. Hartenstein	1.8 Jack Shaw
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for	☐
Address Change
or Comments
SEE REVERSE

The signature should correspond exactly with stockholders name as printed to the left. In case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Signature	Signature	Date

SIRIUS XM RADIO INC.

ADMISSION TICKET

2012 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 22, 2012

9:00 A.M.

TO BE HELD AT

THE EQUITABLE CENTER

THE AUDITORIUM

787 SEVENTH AVENUE

NEW YORK, NEW YORK

THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and 2011 Annual Report are available at: http://www.proxyvoting.com/siri

‚  FOLD AND DETACH HERE  ‚

SIRIUS XM RADIO INC.

Proxy Solicited on behalf of the Board of Directors of

Sirius XM Radio Inc.

The undersigned hereby appoints Patrick L. Donnelly and Ruth A. Ziegler, and each of them, proxies, with full power of substitution, for and on behalf of the undersigned to represent the undersigned and vote, as directed and permitted herein the undersigned’s shares of Sirius XM Radio Inc. common stock (including any shares of common stock which the undersigned has the right to direct the proxies to vote under the Sirius XM Radio Inc. 401(k) Savings Plan) and shares of Convertible Perpetual Preferred Stock, Series B-1, at the Annual Meeting of Stockholders of Sirius XM Radio Inc. to be held on Tuesday, May 22, 2012, at 9:00 A.M., in the Auditorium at The Equitable Center, 787 Seventh Avenue, New York, New York, and at any adjournments thereof upon all matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed on the reverse side hereof by the undersigned. If this proxy is executed but no direction is given, this proxy will be voted FOR all nominees listed herein and FOR Item 2.

(Continued and to be dated and signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

WO# 21690	Fulfillment# 21699-1